SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM 8-A
                                (Amendment No. 1)

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                CTS Corporation
             (Exact Name of Registrant as Specified in Its Charter)


                 Indiana                                   35-0225010
(State of Incorporation or Organization)                (I.R.S. Employer
                                                       Identification No.)

 905 West Boulevard North, Elkhart, Indiana                   46514
 (Address of Principal Executive Offices)                   (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            Pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. |X|                                   box.

 Securities Act registration statement file number to which this form relates: (If applicable)

 Securities to be registered pursuant to Section 12(b) of the Act:

 Title of Each Class                       Name of Each Exchange on Which
 to be so Registered                       Each Class is to be Registered
 -------------------                       ------------------------------

 Rights to Purchase Preferred Shares       New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
--------------------------------------------------------------------------------
                           (Title of class)

Item 1.  Description of Registrant's Securities to be Registered

         On April 22, 2002, CTS Corporation (the "Company") and EquiServe Trust Company, N.A. (the "Rights Agent") entered into Amendment No. 2 ("Amendment No. 2"), to the Rights Agreement, dated as of August 28, 1998 (as amended, the "Rights Agreement"), between the Company and the Rights Agent, as amended on October 15, 2001. Amendment No. 2 deleted the provisions of the Rights Agreement that stated that redemption of the rights, amendment to the Rights Agreement and certain other actions, if taken in the one-year period following the time that
(a) any person or group acquired 15% or more of the Company's Common Stock or
(b) certain changes in the majority of the Company's Board of Directors occurred, required the concurrence of a majority of those directors (i) that were members of the Company's Board of Directors before the adoption of the Rights Agreement (or directors who were nominated or approved by such persons) and (ii) who are not affiliated with, or representatives of, a holder of 15% or more of the Common Stock.

         The Rights Agreement was previously amended on October 15, 2001 ("Amendment No. 1"), to appoint EquiServe Trust Company, N.A. as successor rights agent to State Street Bank and Trust Company.

         The foregoing description of Amendment No. 1 and Amendment No. 2 is qualified in its entirety by reference to the full text of Amendment No. 1 and Amendment No. 2, copies of which have been filed as exhibits hereto and are incorporated herein by reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.

Item 2.  Exhibits

            Number  Description
            ------  -----------

             4.1 Amendment to Rights Agreement, dated October 15, 2001, to the Rights Agreement, dated as of August 28, 1998, between the Company, State Street Bank and Trust Company
             4.2 Amendment No. 2, dated as of April 22, 2002, to the Rights Agreement, dated as of August 28, 1998, between the Company and EquiServe Trust Company, N.A., as rights agent, as amended on October 15, 2001

                                    SIGNATURE
                                    ---------

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                               CTS CORPORATION



                               By:   /s/  Richard G. Cutter
                                     ---------------------------------------
                                     Name:  Richard G. Cutter
                                     Title: Vice President, Secretary and
                                            General Counsel


Date:  April 29, 2002

                                  EXHIBIT INDEX
                                  -------------


            Number  Description

             4.1 Amendment to Rights Agreement, dated October 15, 2001, to the Rights Agreement, dated as of August 28, 1998, between the Company, State Street Bank and Trust Company
             4.2 Amendment No. 2, dated as of April 22, 2002, to the Rights Agreement, dated as of August 28, 1998, between the Company and EquiServe Trust Company, N.A., as rights agent, as amended on October 15, 2001

                                                                 Exhibit 4.1


                          AMENDMENT TO RIGHTS AGREEMENT

1.   General Background. In accordance with the "Supplements and
     Amendments" section of the Rights Agreement between State Street Bank and Trust Company (the "Rights Agent") and CTS Corporation (the "Company") dated August 28, 1998 (the "Agreement"), the Rights Agent and Company desire to amend the Agreement to appoint EquiServe Trust Company, N.A.

2. Effectiveness. This Amendment shall be effective as of July 18, 2001 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3. Revision. The section in the Agreement entitled, "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

     Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has, individually or combined with an affiliate at the time of its appointment as Rights Agent, a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

IT WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 15th day of October, 2001.

CTS Corporation                            State Street Bank and Trust Company



/s/ Jeannine M. Davis                      /s/ Charles V. Rossi
-------------------------------------      -----------------------------------
By:      Jeannine M. Davis                 By: Charles V. Rossi
Title:   Executive Vice President              Title: President
         Administration and Secretary

                                          EquiServe Trust Company, N.A.



                                          /s/ Charles V. Rossi
                                          -------------------------------------
                                          By:    Charles V. Rossi
                                          Title: President

                                                                  Exhibit 4.2




                                 April 22, 2002



EquiServe Trust Company, N.A.
150 Royall Street
Canton, MA  02021

Attention:  Client Services

                   Re: Amendment No. 2 to the Rights Agreement
                   -------------------------------------------

Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement, dated as of August 28, 1998 (as amended, the "Rights Agreement"), between CTS Corporation (the "Company"), and EquiServe Trust Company, N.A., as rights agent, as amended on October 15, 2001, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

1. Section 1(i) of the Rights Agreement is hereby amended to read in its entirety as follows:"(i) [RESERVED]."

2. Section 23(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

   "(a) Prior to the Expiration Date, the Board of Directors of the Company may, at its option, redeem all but not less than all of the then-outstanding Rights at the Redemption Price at any time prior to the Close of Business on the Share Acquisition Date (such time period, the "Redemption Period"). Any redemption pursuant to the preceding sentence of this Section 23(a) will be effective immediately upon the action of the Board of Directors of the Company ordering the same, unless such action of the Board of Directors of the Company expressly provides that such redemption will be effective at a subsequent time or upon the occurrence or nonoccurrence of one or more specified events (in which case such redemption will be effective in accordance with the provisions of such action of the Board of Directors of the Company)."

3. Section 24(a) of the Rights Agreement is hereby amended by deleting the last sentence thereof.

4. Section 27 of the Rights Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following sentence:

   "Notwithstanding anything in this Agreement to the contrary, no supplement or amendment may be made which decreases the stated Redemption Price to an amount less than $0.01 per Right."

5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

6. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

7. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Indiana and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

8. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. All references to the Rights Agreement shall, from and after the date of this Amendment No. 2 to the Rights Agreement, be deemed to be references to the Rights Agreement as amended hereby.

10. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.



                              Very truly yours,

                              CTS Corporation


                              By: /s/ Richard G. Cutter
                              -------------------------------------
                                      Richard G. Cutter
                                      Vice President, Secretary and
                                      General Counsel

Accepted and agreed to as of the date first above written:

EquiServe Trust Company, N.A.


By:      /s/ Tyler Haynes
         ---------------------------------
         Name:  Tyler Haynes
         Title: Managing Director